Exhibit 99.1

Contacts:	Jeffrey C. Benzing	Robin Yim
	Chief Administrative Officer	Investor Relations
	Novellus Systems, Inc.	Novellus Systems, Inc.
	Phone: (408) 943-9700	Phone: (408) 943-9700

FOR IMMEDIATE RELEASE

NOVELLUS SYSTEMS REPORTS FIRST QUARTER RESULTS

SAN JOSE, Calif., April 21, 2010—Novellus Systems, Inc. (NASDAQ: NVLS) today reported operating results for its first quarter ended March 27, 2010. Net sales for the first quarter of 2010 were $276.2 million, up $32.0 million or 13.1 percent from fourth quarter 2009 net sales of $244.2 million, and up $177.3 million or 179.3 percent from first quarter 2009 net sales of $98.9 million. Net income for the first quarter of 2010 was $41.3 million, or $0.43 per diluted share, up $6.1 million from fourth quarter 2009 net income of $35.2 million, or $0.36 per diluted share. The first quarter 2009 net loss was $66.4 million, or $0.69 per diluted share.

First quarter 2010 results of operations include $4.4 million for legal fees incurred in conjunction with the Linear Technology Corporation (Linear) trial, $0.9 million in charges related to the consolidation of manufacturing facilities in Tualatin, Oregon and $0.7 million in other charges primarily due to reductions in workforce. First quarter 2010 net income without those items was $45.5 million, or $0.47 per diluted share. Excluding certain charges, fourth quarter 2009 net income was $38.6 million, or $0.40 per diluted share, and first quarter 2009 net loss was $45.3 million, or $0.47 per diluted share. A reconciliation to U.S. generally accepted accounting principles (“GAAP”) of our non-GAAP operating results is included below.

Bookings in the first quarter of 2010 were $321.4 million, up $63.8 million or 24.7 percent from fourth quarter 2009 bookings of $257.6 million. First quarter 2010 shipments of $282.8 million were up by $38.3 million or 15.7 percent from $244.5 million reported for the fourth quarter of 2009. Deferred revenue at the end of the first quarter of 2010 was $37.5 million, an increase of $6.2 million or 19.9 percent from $31.3 million at the end of the fourth quarter of 2009.

Cash, cash equivalents, and short-term investments as of March 27, 2010 were $552.9 million, an increase of $51.5 million or 10.3 percent from the fourth quarter 2009 ending balance of $501.4 million. Long-term investments and restricted cash and cash equivalents as of March 27, 2010 were $198.7 million, a decrease of $13.2 million or 6.2 percent from the fourth quarter 2009 ending balance of $211.9 million. During the first quarter of 2010, we purchased approximately 0.7 million shares of our common stock, at an average price of $21.50 per share, for $15.2 million.

Richard S. Hill, Chairman and Chief Executive Officer said, “There continues to be strong demand for personal computers from both the consumer and corporate sectors. This bodes well for continued capacity expansion in the semiconductor industry. We are very pleased with our strong operating performance this quarter and believe we can continue to improve on all key financial metrics.” Hill also added, “Looking forward, we expect our business prospects to continue to be good. We are executing on all major fronts, with a leading edge product portfolio and a solid financial model that we believe will help us to deliver exceptional operating results. Our employees have done a great job in weathering the financial crisis that gripped the globe and positioned Novellus to emerge a much stronger company.”

Management uses non-GAAP measures to evaluate operating performance. The presentation of net income (loss) excluding certain charges and benefits and the discussion of revenue on a shipments basis are not in accordance with GAAP and may differ from non-GAAP methods of accounting and reporting used by other companies. We present net income (loss) on a pro forma basis, excluding certain charges and benefits, because we believe this helps both management and investors to assess the operating performance of our business by comparing it to prior periods on a more consistent basis. A reconciliation between our GAAP and non-GAAP results is provided below. Non-GAAP numbers are merely a supplement to, and not a replacement for, GAAP financial measures.

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995:

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including the statements regarding (i) the continued expansion in the semiconductor industry; (ii) continued improvement in all areas of our operating performance; (iii) our expectation that our business prospects will continue to be good; (iv) the ability of our leading edge product portfolio and solid financial model to continue delivering superior results; and (v) our positioning for the future. Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from those contemplated by such statements. These risks and uncertainties include, but are not limited to (i) our inability to sufficiently reduce and manage our cost structure; (ii) increased competition from new competitors or current competitors with new products; (iii) our inability to accurately predict our customers’ capital spending; (iv) our inability to maintain customer satisfaction; (v) the failure of the economy, or the specific markets in which we operate, to improve; and (vi) other risks indicated in our filings with the Securities and Exchange Commission (SEC), including our Annual Report on Form 10-K for the year ended December 31, 2009, our Current Reports on Form 8-K, and amendments to such reports. Forward-looking statements are made and based on information available to us on the date of this press release. We do not assume, and expressly disclaim, any obligation to update this information.

About Novellus:

Novellus Systems, Inc. (NASDAQ: NVLS) is a leading provider of advanced process equipment for the global semiconductor industry. The Company’s products deliver value to customers by providing innovative technology backed by trusted productivity. An S&P 500 company, Novellus is headquartered in San Jose, CA with subsidiary offices across the globe. For more information please visit www.novellus.com.

NOVELLUS SYSTEMS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended
(In thousands, except percentages and per share amounts) (Unaudited)	March 27, 2010	December 31, 2009	March 28, 2009
Net sales	$276,229	$244,194	$98,913
Cost of sales	142,262	130,556	73,175

Gross profit	133,967	113,638	25,738

%	48.5%	46.5%	26.0%

Selling, general and administrative	45,051	38,560	43,102
Research and development	39,687	36,732	35,702
Restructuring charges	206	282	313

Total operating expenses	84,944	75,574	79,117

%	30.8%	30.9%	80.0%

Operating income (loss)	49,023	38,064	(53,379)
%	17.8%	15.6%	-54.0%

Other income, net	1,527	2,517	1,296

Income (loss) before income taxes	50,550	40,581	(52,083)
Provision for income taxes	9,294	5,390	14,309

Net income (loss)	$41,256	$35,191	$(66,392)

Net income (loss) per share:
Basic	$0.43	$0.37	$(0.69)

Diluted	$0.43	$0.36	$(0.69)

Shares used in basic per share calculation	96,000	96,053	96,193

Shares used in diluted per share calculation	96,672	97,161	96,193

NOVELLUS SYSTEMS, INC.

RECONCILIATION OF NET INCOME (LOSS),

EXCLUDING CERTAIN CHARGES AND BENEFITS (1)

	Three Months Ended
(In thousands, except per share amounts) (Unaudited)	March 27, 2010	December 31, 2009	March 28, 2009
Net income (loss) excluding certain charges and benefits:	$45,485	$38,562	$(45,290)
Consolidation of manufacturing in Oregon (2)	(875)	(2,469)	—
Reductions in workforce	(511)	(742)	(1,731)
Restructuring charges (3)	(206)	(282)	(313)
Legal fees for Linear trial	(4,428)	(526)	(355)

Total charges(4)	(6,020)	(4,019)	(2,399)
Tax effect of the above charges	1,791	648	732
Charge due to California tax law change	—	—	(19,435)

Net income (loss)	$41,256	$35,191	$(66,392)

Net income (loss) per diluted share excluding certain charges and benefits:	$0.47	$0.40	$(0.47)
Consolidation of manufacturing in Oregon (2)	(0.01)	(0.03)	—
Reductions in workforce	(0.01)	(0.01)	(0.02)
Restructuring charges (3)	(0.00)	(0.00)	(0.00)
Legal fees for Linear trial	(0.04)	(0.01)	(0.01)
Tax effect of the above charges	0.02	0.01	0.01
Charge due to California tax law change	—	—	(0.20)

Net income (loss) per diluted share	$0.43	$0.36	$(0.69)

(1)	The reconciliation of net income (loss), excluding certain charges and benefits is intended to present our operating results, excluding certain charges and benefits. This reconciliation is not in accordance with or an alternative for GAAP and may be different from similar measures presented by other companies.
(2)	Amount includes reduction in workforce charges of $0.2 million and $0.3 million for the three months ended March 27, 2010 and December 31, 2009, respectively.
(3)	Reflects changes in the estimated sublease income, including normal accretion, for facilities previously included in restructuring charges.
(4)	For the three months ended March 27, 2010, there are charges of $0.6 million in cost of sales, $5.1 million in selling, general and administrative, and $0.1 million in research and development, and $0.2 million in restructuring charges.

For the three months ended December 31, 2009, there are net charges of $1.9 million in cost of sales, $0.7 million in selling, general and administrative, $0.6 million in research and development and $0.3 million in restructuring and other charges.

For the three months ended March 28, 2009, there are charges of $0.1 million in cost of sales, $1.8 million in selling, general and administrative, $0.1 million in research and development, $0.3 million in restructuring and other charges, and $19.4 million in the provision for (benefit from) income taxes.

NOVELLUS SYSTEMS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)	March 27, 2010	December 31, 2009
	(Unaudited)	*
ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$552,915	$501,370
Accounts receivable, net	154,735	150,624
Inventories	177,538	162,213
Deferred taxes and other current assets	82,026	83,615

Total current assets	967,214	897,822
Property and equipment, net	231,877	239,111
Non-current restricted cash and cash equivalents	123,559	133,105
Long-term investments	75,162	78,763
Goodwill	125,203	126,438
Intangible and other assets	79,108	83,739

Total assets	$1,602,123	$1,558,978

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$172,170	$162,387
Deferred profit	13,811	9,094
Current debt obligations	1,585	13

Total current liabilities	187,566	171,494
Long-term debt obligations	106,227	114,147
Long-term income taxes payable	48,686	48,332
Other liabilities	42,847	45,228

Total liabilities	385,326	379,201

Shareholders’ equity:
Common stock	1,182,469	1,179,220
Retained earnings and accumulated other comprehensive loss	34,328	557

Total shareholders’ equity	1,216,797	1,179,777

Total liabilities and shareholders’ equity	$1,602,123	$1,558,978

*	The December 31, 2009 condensed consolidated balance sheet was derived from our audited consolidated financial statements.